Filed pursuant to Rule 424(b)(3)

Registration No. 333-266433

PROSPECTUS SUPPLEMENT NO. 6

(To the Prospectus Dated August 9, 2022)

biote Corp.

Up to 5,000,000 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated August 9, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-266433). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 24, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus, or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.

Our Class A Common Stock and Public Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”), under the symbols “BTMD” and “BTMDW,” respectively. On March 24, 2023, the last reported sales price of our Class A Common Stock was $4.63 per share and the last reported sales price of our Public Warrants was $0.354 per warrant.

We are an “emerging growth company” and “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 24, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2023 biote Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40128	85-1791125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 W. Walnut Hill Ln #100

Irving, Texas 75038

(Address of principal executive offices, including zip code)

(844) 604-1246

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BTMD	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	BTMDW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

On March 24, 2023, the audit committee of the board of directors (the “Audit Committee”) of biote Corp. (the “Company”), based on the recommendation of, and after consultation with, the Company’s management, and as discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, concluded that the Company’s previously issued unaudited interim condensed consolidated financial statements as of and for the three and six months ended June 30, 2022 and as of and for the three and nine months ended September 30, 2022 (the “Affected Financials”), each as previously filed with the SEC within the respective quarterly report on Form 10-Q, should no longer be relied upon and should be restated due to the matters described below. The Company intends to restate the Affected Financials (the “Restatements”) by means of a Form 10-Q/A, Amendment No. 1 for each of the quarters ended June 30, 2022, and September 30, 2022.

The Company’s management identified an error in the calculation of its earnout valuation in the Affected Financials, resulting in an overstatement of its earnout liability and its gain (loss) from change in fair value of earnout liability. As a result of correcting this error, the Restatements will reflect a reduction in the earnout liability and gain (loss) from change in fair value of earnout liability of the Company.

In addition, the Company has determined that it should attribute changes in fair value of its warrant and earnout liabilities to its operating subsidiary, BioTE Holdings, LLC (“Holdings”), whereas in the Affected Financials these changes had been attributed to biote Corp. The Company determined that attributing these changes in fair value to Holdings more appropriately reflects the economics of the net income allocation to equity interests in the Company’s condensed consolidated financial statements in accordance with Accounting Standards Codification 810, given the Company’s “Up-C” structure. As a result, the Company expects the Restatements to reflect a reduction in the Company’s basic and diluted income (loss) per common share, as a pro rata portion of gain (loss) from changes in fair value of the warrant and earnout liabilities will be attributed to noncontrolling interests of Holdings, whereas in the Affected Financials the entirety of such changes were attributed to biote Corp.

The Restatements will only impact certain balance sheet items and non-cash expenses. The Restatements will not impact the Company’s revenue, income (loss) from operations, adjusted EBITDA, liquidity, cash or cash flows provided by (used in) operating, investing or financing activities.

While the Company’s management continues to assess its internal control over financial reporting and disclosure controls and procedures, it does not believe that the foregoing is the result of any previously unidentified material weakness in its internal control over financial reporting or disclosure controls and procedures.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with Deloitte.

Cautionary Language Concerning Forward-Looking Statements

Except for historical information contained herein, this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitive to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Biote’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and other documents filed by Biote from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward- looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTE CORP.

By:	/s/ Teresa S. Weber
Name:	Teresa S. Weber
Title:	Chief Executive Officer

Date: March 24, 2023